Exhibit 99.1

GSI Group Inc. to Restate Financial Results for the First and Second Fiscal Quarters of 2008

BEDFORD, MA – December 4, 2008: GSI Group Inc. (Nasdaq: GSIG), a supplier of precision technology and semiconductor systems, today announced that it has identified errors in the recognition of revenue related to sales to a customer in the first and second fiscal quarters of 2008 in its Semiconductor Systems Segment. GSI Group has identified revenue of approximately $8,982,000 recognized in the first fiscal quarter ended March 28, 2008 and revenue of approximately $7,194,000 recognized in the second fiscal quarter ended June 27, 2008 that should have been deferred until the delivery of additional equipment in accordance with EITF 00-21 Revenue Arrangements with Multiple Deliverables. As a result, the Audit Committee of the Board of Directors of GSI Group has determined that the previously issued financial statements contained in GSI Group’s Quarterly Reports on Form 10-Q for the periods ended March 28, 2008 and June 27, 2008 should no longer be relied upon.

GSI Group also announced that its Audit Committee, with the assistance of independent legal counsel and forensic accountants, is currently conducting a review of sales transactions in its Semiconductor Systems Segment and other sales transactions that contain arrangements with multiple deliverables for fiscal years 2007 and 2008. The Audit Committee’s review is ongoing and additional adjustments to GSI Group’s historical financial statements may be required as a result of the review.

GSI Group intends to file its restated financial statements for the first and second fiscal quarters of 2008 together with the filing of its Quarterly Report on Form 10-Q for the period ended September 26, 2008 once the Audit Committee’s review is completed.

About GSI Group Inc.

GSI Group Inc. supplies precision technology to the global medical, electronics, and industrial markets and semiconductor systems. GSI Group Inc.’s common shares are listed on Nasdaq (GSIG).

Forward Looking Information

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. These forward-looking statements include statements regarding the quantitative effects of the restatement, the range of potential adjustments, the periods covered by the restatement, the nature of the Audit Committee’s review and any anticipated conclusions of GSI Group, its Audit Committee or management, and other statements that are not historical facts. These forward looking statements are subject to risks, uncertainties and changes in financial condition, unknown factors and other items described in GSI Group’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and the quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. Such statements are based on management’s beliefs and assumptions and on information currently available to GSI Group’s management. Actual results may differ materially from the preliminary expectations expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors, including the outcome and results of the review by the Audit Committee and GSI Group’s independent registered public accounting firm. GSI Group disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

For more information contact: Sergio Edelstein, GSI Group Inc., 1-781-266-5700.